Exhibit 10.8
Deferred Compensation Plan for Non-Employee Directors
of Honeywell Aerospace Inc.
(Effective as of June 29, 2026)
1.Eligibility; Spin-off from Honeywell
Each member of the Board of Directors (the “Board”) of Honeywell Aerospace Inc. (the “Corporation”) who is not an employee of the Corporation or any of its subsidiaries (a “Director”) is eligible to participate in the Deferred Compensation Plan for Non-Employee Directors of Honeywell Aerospace Inc. (the “Plan”).
In connection with the spin-off (the “Spin-off”) of the Corporation from Honeywell International Inc. (“Honeywell”), and pursuant to the terms of the Employee Matters Agreement between Honeywell and the Corporation entered into in connection with the Spin-off (the “Employee Matters Agreement”), the Corporation and the Plan assumed all obligations and liabilities of Honeywell and its subsidiaries under the Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc. (the “Honeywell Plan”) with respect to non-employee directors of Honeywell who became non-employee directors of the Corporation immediately following the Spin-off (the “Transferred Directors”). Any benefits due under the Honeywell Plan with respect to Transferred Directors or beneficiaries thereof became the responsibility of the Corporation and the Plan, and any such benefits not yet paid under the Honeywell Plan immediately prior to the Spin-off will be administered and paid under the terms of the Plan. All investment, distribution and elective deferral elections and designations of beneficiary(ies) made under the Honeywell Plan by a Transferred Director or beneficiary thereof and in effect immediately prior to the Spin-off will continue to apply and shall be administered under the Plan until such election or designation expires or is otherwise changed or revoked in accordance with the terms of the Plan.
2.Definitions
(a)Committee. The Nominating and Governance Committee of the Board or any successor.
(b)Common Stock. The publicly traded common stock of the Corporation or any successor.
(c)Compensation. All amounts payable for services as a Director, including amounts payable for services as a member or chairman of a committee of the Board.
(d)Elective Deferrals. Compensation deferred by a Director under the Plan (including for each Transferred Director, any elective deferrals under the Honeywell Plan assumed by the Plan and the Corporation pursuant to the Employee Matters Agreement) (other than Non-Elective Deferrals, as defined below).
(e)Non-Elective Deferrals. Effective January 1 of each year, $60,000 (or such other amount as determined by the Corporation) of annual Compensation for Directors, which amount is automatically deferred under the Plan (including for each Transferred Director, amounts attributable to non-elective deferrals under the Honeywell Plan assumed by the Plan and the Corporation pursuant to the Employee Matters Agreement).
(f)Retirement. As used in the Plan, the term “retirement” or “retire” shall include any termination of a Director’s Board service.
(g)Secretary. The Secretary of the Corporation.
3.Investment Options
Amounts deferred under the Plan (including amounts assumed with respect to Transferred Directors) shall be credited to a deferred compensation account (the “Director’s Account”) and invested as described below.
(a)Elective Deferrals. A Director may elect to have Elective Deferrals credited to the Director’s Account in cash (i) with interest as described in paragraph 5(b) below or (ii) which is valued as if invested in one or more of the funds available for investments by participants in the Honeywell Aerospace 401(k) Plan, as described in paragraph 5(f) below. All such amounts will be paid out in cash.
(b)Non-Elective Deferrals. Non-Elective Deferrals will be credited to the Director’s Account on January 1 of each year in the form of equivalent shares of Common Stock, calculated based on the mean between the highest and lowest sales prices of the Common Stock as reported on Nasdaq for the immediately preceding December 31 (or, if there were no sales on such day, for the last preceding day on which there were sales) and valued as described in paragraph 5(e) below. For any person who is not a Transferred Director and becomes a Director after January 1, a pro rata portion of the annual amount based on the number of days remaining in the calendar year will be credited to the Director’s Account on the Director’s first day of service in the form of equivalent shares of Common Stock, calculated based on such mean for the first day of service (or, if there were no sales on such day, for the last preceding day on which there were sales). In addition, as of the effective time of the Spin-off, a number of equivalent shares of Common Stock and a number of equivalent shares of common stock of Honeywell will be credited under the Director’s Account for each Transferred Director as determined pursuant to the Employee Matters Agreement. All such amounts will be paid out in cash after retirement from the Board.
4.Participation
(a)Elective Deferrals.
(i)Time of Election. Prior to the beginning of any calendar year, each Director who is not then participating in the Plan (other than by virtue of Non-Elective Deferrals) may elect to participate in the Plan by directing that all or any part of the Director’s Compensation which otherwise would have been payable currently for services as a Director during such calendar year shall be credited to the Director’s Account as Elective Deferrals. Any person who shall become a Director during any calendar year may elect, within thirty (30) days following the date the Director’s term begins, to defer payment of all or any part of the Director’s Compensation for the remainder of such calendar year.
(ii)Form and Duration of Election. An election to make Elective Deferrals shall be made by written notice executed by the Director and filed with the Secretary. Such election shall continue in effect for succeeding calendar years unless the Director terminates such election by written notice filed with the Secretary. Any such termination shall become effective as of the end of the calendar year in which such notice is given and only with respect to Compensation payable for services as a Director thereafter. Amounts credited to the Director’s Account prior to the effective date of termination shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan.
(iii)Adjustment of Future Deferrals. Prior to the beginning of any calendar year, a Director participating in the Plan may file another written notice with the Secretary electing to change the amount of Elective Deferrals to be credited to the Director’s Account for services as a Director commencing with such calendar year. Amounts credited to the Director’s Account prior to the effective date of such change shall not be affected by such change and shall be distributed only in accordance with the terms of the Plan.
(iv)Adjustment of Investment Options. A Director may elect to change the investment options with respect to those portions of the Director’s Account applicable to Elective Deferrals which are valued as if invested in one or more of the funds available for investments by participants in the Honeywell Aerospace 401(k) Plan. Any such election to reallocate amounts among the investment funds shall be made by written notice executed by the Director and filed with the Secretary, may be made no more often than once each calendar quarter during the 30-day period beginning on the third business day following an earnings release by the Corporation, and shall be effective on the first business day following receipt by the Secretary.
(b)Non-Elective Deferrals. No participation election is required for Non-Elective Deferrals since the crediting of such amounts to the Director’s Account will be automatic.
5.The Director’s Account
(a)All Elective Deferrals of a Director shall be credited to the Director’s Account consistent with the Director’s investment options, as described in paragraph 3. All credits shall be made as unfunded book entries, and the Director shall not have any interest in any amounts credited to the Director’s Account until distributed in accordance with the Plan.
(b)Amounts credited to the Director’s Account in cash for services as a Director, other than cash amounts referred to in paragraph 5(f) and Non-Elective Deferrals, shall accrue amounts equivalent to interest commencing on the date such amounts would otherwise have been paid, at the same rates per annum as those fixed for deferrals with respect to the relevant calendar years under the Corporation’s Deferred Incentive Compensation Plan, as amended from time to time.
(c)Amounts credited to the Director’s Account in cash as a result of the conversion of shares or equivalent shares to cash pursuant to paragraph 7(a) shall accrue amounts equivalent to interest commencing on the date of such conversion, at the rate provided under paragraph 5(b) or such higher rate as provided under the Honeywell Plan in effect on the date of the Spin-off with respect to any Transferred Director entitled to such higher rate with respect to amounts credited to the account of the Transferred Director as of immediately prior to the Spin-off.
(d)Amounts determined pursuant to this paragraph 5 shall be compounded daily and credited to the Director’s Account. Amounts credited to the Director’s Account in cash shall continue to accrue amounts equivalent to interest in accordance with paragraphs 5(b) and (c) until distributed in accordance with the Plan.
(e)Amounts credited to the Director’s Account in shares or equivalent shares of Common Stock shall accrue amounts equivalent to cash or stock dividends as declared by the Board. For Non-Elective Deferrals, such equivalent amounts shall be credited to the Director’s Account as if reinvested in Common Stock. Amounts credited to the Director’s Account in equivalent shares of Common Stock shall be valued on the same basis as investments by participants in the Honeywell Aerospace Common Stock Fund under the Honeywell Aerospace 401(k) Plan, as indicated in paragraph 5(f) (excluding any charge for expenses and liquidity reserves and assuming reinvestment of dividend equivalents). Amounts credited to the Director’s Account in equivalent shares of common stock of Honeywell shall accrue amounts equivalent to cash or stock dividends as declared by the board of directors of Honeywell. For Non-Elective Deferrals, such equivalent amounts shall be credited to the Director’s Account as if reinvested in common stock of Honeywell. Amounts credited to the Director’s Account in equivalent shares of common stock of Honeywell shall be valued on the same basis as investments by participants in the Honeywell Common Stock Fund under the Honeywell 401(k) Plan (excluding any charge for expenses and liquidity reserves and assuming reinvestment of dividend equivalents).
(f)Amounts credited to the Director’s Account in cash but which are valued as if invested in one or more of the funds available for investment by participants in the Honeywell Aerospace 401(k) Plan shall be valued on the same basis as investments by participants in such funds (excluding any charge for expenses and, with respect to the Honeywell Aerospace Common Stock Fund, excluding any liquidity reserves and assuming reinvestment of dividend equivalents).
6.Distribution from Accounts
(a)Form of Election.
(i)Elective Deferrals. At the time a Director makes a participation election pursuant to paragraph 4(a), the Director shall also file with the Secretary a written election with respect to the distribution of the aggregate amount credited to the Director’s

Account pursuant to such participation election. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal installments (provided the payout period does not exceed 15 years). The Director may also elect to have the lump-sum payment or the first installment paid (A) on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director, (B) on the first business day of such calendar year as the Director may elect, or (C) as soon as practicable following the Director’s death. Except in the case of the Director’s death, in which event paragraph 8 shall govern, subsequent installments shall be paid on the first business day of each succeeding installment period until the entire amount credited to the Director’s Account shall have been paid. Absent such an election, except in the case of death, the amount of Elective Deferrals in the Director’s Account shall be paid on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director.
(ii)Non-Elective Deferrals. Although no participation election is required for Non-Elective Deferrals, each Director prior to the beginning of any calendar year may file with the Secretary a written election with respect to the distribution of the aggregate amount of Non-Elective Deferrals credited to the Director’s Account for the next calendar year. The Non-Elective Deferrals for the calendar year an individual first becomes a Director shall be paid in a lump sum on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director of the Corporation. Any such election shall continue in effect for Non-Elective Deferrals credited to the Director’s Account in succeeding calendar years, unless the Director files a new written election prior to the beginning of any calendar year. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal installments (provided the payout period does not exceed 15 years). The Director may also elect to have the lump-sum payment or the first installment paid (A) on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director of the Corporation, (B) on the first business day of a calendar year which is such number of years following retirement as the Director may elect, or (C) as soon as practicable following the Director’s death. Except in the case of the Director’s death, in which event paragraph 8 shall govern, subsequent installments shall be paid on the first business day of each succeeding installment period until the entire amount credited to the Director’s Account shall have been paid. Absent such an election, except in the case of death, the amount of Non-Elective Deferrals credited to the Director’s Account shall be paid on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director.
(b)Adjustment of Method of Distribution of Future Deferrals. Whether or not a Director has filed a notice pursuant to paragraph 4(a)(iii) electing to change the amount of Elective Deferrals to be credited to the Director’s Account, a Director participating in the Plan may, prior to the beginning of any calendar year, file another written notice with the Secretary electing to change the method of distribution of the aggregate amount of Elective Deferrals credited to the Director’s Account for services as a Director commencing with such calendar year. Amounts credited to the Director’s Account prior to the effective date of such change shall not be affected by such change.
(c)Aggregate Amounts. References to the aggregate amounts credited to the Director’s Account include accrued amounts equivalent to interest and dividends.
7.Change in Control
(a)Conversion of Shares. Notwithstanding anything to the contrary in the Plan, shares of Common Stock and equivalent shares of Common Stock credited to a Director’s Account shall be converted to cash, as soon as practicable following a Change in Control but in no event later than 90 days after the Change in Control, in an amount equal to the total number of shares or equivalent shares of Common Stock, and fractional interests thereof, credited to the Director’s Account, multiplied by the fair market value of a share of Common Stock as reflected in the Change in Control transaction or as otherwise determined by the Committee prior to the Change in Control.
(b)Interest Equivalents. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, the Plan may not be amended to reduce the formulas contained in paragraph 5 which determine the rate at which amounts equivalent to interest accrue with respect to cash amounts credited to a Director’s Account, including cash amounts attributable to the conversion of shares or equivalent shares in a Director’s Account pursuant to paragraph 7(a).
(c)Definition of Change in Control. “Change in Control” has the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee. In the event of a Change in Control, a Director’s original distribution election shall be followed.
8.Distribution on Death
If a Director should die before all amounts credited to the Director’s Account shall have been paid in accordance with the Director’s prior elections, the balance in such Account (including all unpaid installments if installment payments had been elected by the Director under paragraph 6) shall be paid as soon as practicable following the Director’s death to the beneficiary designated in writing by the Director and filed with the Secretary of the Corporation. The payable balance shall be paid to the estate of the Director if (a) no such designation has been made or (b) the designated beneficiary shall have predeceased the Director and no further designation has been made. A Director may change the designated beneficiary at any time during the Director’s lifetime by filing a subsequent designation in writing with the Secretary of the Corporation.

9.Miscellaneous
(a)The right of a Director to receive any amount credited to the Director’s Account shall not be transferable or assignable by the Director, except by will or by the laws of descent and distribution. To the extent that any person acquires a right to receive any amount credited to a Director’s Account hereunder, such right shall be no greater than that of an unsecured general creditor of the Corporation. Except as expressly provided herein, any person having an interest in any amount credited to a Director’s Account under the Plan shall not be entitled to payment until the date the amount is due and payable. No person shall be entitled to anticipate any payment by assignment, alienation, sale, pledge, encumbrance or transfer in any form or manner prior to actual or constructive receipt thereof.
(b)The Corporation shall not be required to reserve or otherwise set aside funds or shares of Common Stock for the payment of its obligations hereunder.
(c)Prior to a Change in Control, the Committee shall interpret the Plan and make all determinations deemed necessary or desirable for the Plan’s implementation. The determination of the Committee shall be conclusive. The Committee may obtain such advice or assistance as it deems appropriate from persons not serving on the Committee. The Senior Vice President responsible for Human Resources or other appropriate officer of the Corporation shall, prior to any Change in Control, name as Plan Administrator any person or entity (including, without limitation, a bank or trust company). Following a Change in Control, the Plan Administrator shall interpret the Plan and make all determinations deemed necessary or desirable for the Plan’s implementation. The determination of the Plan Administrator shall be conclusive. The Corporation shall provide the Plan Administrator with such records and information as are necessary for the proper administration of the Plan. The Plan Administrator shall rely on such records and other information as the Plan Administrator shall in its judgment deem necessary or appropriate in determining the eligibility of a Director and the amount payable to a Director under the Plan.
(d)The Board may at any time amend or terminate the Plan, provided that no amendment or termination shall impair the rights of a Director with respect to amounts then credited to the Director’s Account. To the extent that earnings on contributions to a Director’s Account are determined by reference to a stated interest rate, the Board may change the interest rate (either up or down), even if the underlying contribution was credited to the Director’s Account in a prior year.
(e)Each Director participating in the Plan will receive a statement at least quarterly indicating the amounts credited to the Director’s Account as of the end of the preceding calendar quarter.
(f)If adjustments are made to outstanding shares of Common Stock as a result of stock dividends, split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment will also be made in the number of shares or equivalent shares of Common Stock credited to the Director’s Account. If adjustments are made to outstanding shares of Honeywell common stock as a result of stock dividends, split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment will also be made in the number of shares or equivalent shares of Honeywell common stock credited to the Director’s Account.
(g)To the extent that rights or payments under the Plan are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Plan shall be construed and administered in compliance with the requirements of Section 409A and regulations and other guidance issued pursuant to Section 409A. Any distribution election that would not comply with Section 409A shall not be effective for purposes of the Plan. To the extent that a provision of the Plan does not comply with Section 409A, such provision shall be void and without effect. The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Director participating in the Plan or with respect to any payment. In no event shall the Corporation or any subsidiary thereof, any director, officer, or employee of the Corporation or any subsidiary thereof (other than the Director participating in the Plan), or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Director participating in the Plan or beneficiary thereof as a result of the Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws. All payments to be made upon a termination of service under the Plan may only be made upon a “separation from service” under Section 409A to the extent necessary to avoid the imposition of penalty taxes on the Director participating in the Plan pursuant to Section 409A. For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment. In no event may any Director participating in the Plan, directly or indirectly, designate the calendar year of any payment under the Plan.
(h)Any action in connection with the Plan must be filed in the U.S. District Court for the District of Arizona.